Exhibit 10.12

                         EXECUTIVE EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") is dated effective as of January 27, 1999 (the "Effective Date"), between Repap Enterprises Inc., a Canadian corporation (the "Company"), and F. Steven Berg (the "Executive").

                               W I T N E S S E T H

     WHEREAS, Company desires to employ Executive as the Chairman of the Board of Directors of the Company;

     WHEREAS, Executive desires to serve in such capacity.

     WHEREAS, the parties hereto desire to set forth in writing the terms and conditions of their understandings and agreements.

     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. EMPLOYMENT TERM. The Executive's term of employment under this Agreement shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 7, ending on the fifth anniversary thereof ("Initial Term"), which Initial Term shall automatically be extended and renewed for additional successive two (2) year periods on the anniversary date of the Effective Date unless terminated by the Company or the Executive by written notice not less than ninety (90) days immediately prior to the expiration of the Initial Term or any renewal thereof (the Initial Term and any such extension being hereinafter collectively referred to as the "Employment Term").

         2.  POSITION/DUTIES.

     (a) During the Employment Term, the Executive shall serve as the Chairman of the Board of Directors of the Company (the "Board"). In this capacity the Executive shall have such duties and responsibilities that are consistent with the Executive's position as the senior executive officer, including the performance of duties strategic in nature including the creating and implementing of policies, addressing shareholder-related issues, developing banking and financing relationships, directing and handling acquisitions, recapitalizations and similar transactions, addressing financial and strategic issues, reviewing management and personnel including, without limitation, determining compensation and benefits for such persons and the employment and tenure of executives, and retaining and approving professionals including, without limitation, investment bankers, consultants, actuaries, attorneys, accountants and experts. While the Executive has general oversight responsibilities for all aspects of the Company, it is

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not intended that he perform  duties  relating to the  day-to-day  manufacturing operations of the Company.

            (b) During the Employment Term, the Executive shall devote substantially all of his full business time (excluding periods of vacation and sick leave), energy and skill in the performance of his duties with the Company, provided the foregoing will not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors of other noncompetitive companies and (ii) managing his and his family's personal passive investments and acting as trustee for trusts (where he currently is trustee or where he becomes trustee for other trusts); provided that the activities described in (i) and (ii) do not materially interfere with his duties and responsibilities under this Agreement.

     3. BASE SALARY. The Company agrees to pay the Executive a base salary ("Base Salary") at an annual rate of not less than $420,000 , payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive's Base Salary shall be subject to annual review by the Board and may be increased, but not decreased. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. All dollar amounts set forth in this Agreement shall be in U.S. dollars.

     4. BONUS. During the Employment Term, the Executive shall be entitled to an annual cash bonus based on increases in the Company's market capitalization as described in Exhibit B attached hereto.

          5. STOCK PLANS.

            (a) SIGNING BONUS. The Company shall grant the Executive a signing bonus of $1.25 million in shares (25 million Common Shares of the Company as of the Effective Date) which may not be sold on the open market for twelve months following the Effective Date.

            (b) STOCK OPTION GRANT. As soon as practicable following the Effective Date, Executive shall receive an option to purchase 75 million of the Company's Common Shares (the "Option"), based on the fair market value on the date of grant. The Option shall vest as follows: 50% on the first anniversary of the date of grant and the remaining 50% on the second anniversary on the date of grant. The Option shall have a ten (10) year term and shall be exercisable, in whole or part, and at any time during the entire term without regard to the Executive's termination and to the expiration of the term. It is intended that the Option be designated as an "incentive stock option" ("ISO") under Section 422 of the Internal Revenue Code to the maximum amount allowable by law; to the extent that the Option is not an ISO, it shall be treated as a nonqualified stock option. To the extent that the Option is a nonqualified stock option, it may be transferred subject to applicable regulatory compliance, if required, by the Executive to: (i) the Executive's spouse, children, stepchildren, grandchildren, great-grandchildren and later generations of issue, step-parents or parents (the "Immediate Family


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Members");  (ii) a trust or trusts for the exclusive  benefit of such  Immediate
Family Members and/or the Executive; (iii) partnerships in which such Immediate Family Members are the only partners; or (iv) a limited liability company in which such Immediate Family Members are the only members.

          6. EMPLOYEE BENEFITS

            (a) BENEFIT PLANS AND PERQUISITES. The Executive shall be entitled to participate in all executive-level benefit plans, compensation arrangements and fringe benefits including, without limitation, pension benefits, supplementary pension, bonus, health and welfare benefits, and accounting and tax preparation fees and expenses up to $10,000. The Company shall provide to the Executive, at the Company's cost, all perquisites to which other senior executives of the Company (including the Company's President) are entitled to receive and such other perquisites which are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties hereunder but not less than the level being provided to the Executive on the Effective Date. To the extent legally permissible, the Company shall not treat such amounts as income to the Executive.

            (b) AUTOMOBILE. During the Employment Term, the Company shall pay the expenses to purchase or lease an automobile of the Executive's choice consistent with the Executive's position as Chairman. The Company shall pay for all expenses associated with the use, operation and enjoyment of the automobile (including insurance coverage but exclusive of gasoline expense unless in connection with reasonable and necessary business expense).

            (c) VACATIONS. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than six (6) weeks per calendar year (as prorated for partial years and accrued, but not used, with respect to prior years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

            (d) EXECUTIVE PENSION. During the Employment Term, the Executive shall be eligible to participate in the Company's supplementary pension plan. On Effective Date, the Executive shall be immediately credited with eight (8) years of pension credit for benefit accrual purposes and shall be fully vested in any pension accrued thereunder.

            (e) LIFE INSURANCE. During the Employment Term, the Company shall provide Executive with life insurance (such as whole life, split dollar or other insurance product mutually agreed to between the Company and the Executive which creates cash surrender value) equal to two and one-half (2 1/2) times base salary payable to his beneficiary. Upon any termination (other than Executive's termination for cause), the Executive shall have the right to convert such life insurance into an individual life insurance policy at no cost to the Executive and where the Executive becomes owner of such policy.


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            (f) DISABILITY. During the Employment Term, the Company shall provide Executive with long term disability insurance coverage equal to at least one times base salary. Upon any termination (other than Executive's termination for cause), the Executive shall have the right to convert such long term disability policy into an individual long term disability policy. Disability benefits due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs. For purposes of this Agreement, "Disability" shall be defined as the inability of the Executive to perform his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 consecutive days or an aggregate period of more than 210 days in any twelve (12) consecutive month period. The existence or nonexistence of a Disability shall be determined by a physician agreed in good faith to by the Executive and the Company.

     7. TERMINATION EVENTS. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

            (a) upon thirty (30) days written notice by the Company to the Executive of termination due to Disability.

            (b) automatically on the date of death of the Executive.

            (c) upon written notice by the Company of a termination with or without Cause. "Cause" shall mean (i) the willful and continuing failure by the Executive to perform his material obligations with the Company that has a material adverse effect on the Company or to follow the written, legal and ethical instructions of the Board (other than any such failure resulting from his incapacity due to Disability) that has a material adverse effect on the Company, unless any such failure is corrected within thirty (30) days following written notice by the Company specifying the details thereof; (ii) the commission of any act of gross negligence, willful misconduct, fraud or theft by the Executive (other than good faith expense account disputes) that has a material adverse affect on the Company; (iii) the conviction of the Executive of (or the pleading by the Executive of nolo contendere to) any felony that has a material adverse effect on the Company; or (iv) any willful material breach by the Executive of the terms of this Agreement, unless any such breach is corrected within thirty (30) days following written notice by the Company specifying the details thereof. No act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board, exclusive of the Executive, at a meeting of the Board called and held for such purpose (after reasonable written notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct described in (i), (ii), (iii) or (iv) above that has a material adverse effect on the Company (after giving the Executive the ability to correct such conduct as described above) and specifying the particulars thereof in detail.


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
            (d) upon written notice by the Executive to the Company of a termination with or without Good Reason. "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

                (i) any reduction or diminution (except temporarily during any period of Disability) in the Executive's titles, positions, authorities, duties or responsibilities or reporting requirements (including removal from the Board or reporting to anyone other than the Board) with the Company as the Executive determines in good faith in his sole discretion;

                (ii)  a  material   breach  by  the  Company  of  any provisions
         of this Agreement as the Executive determines in good faith in his sole discretion, including, but not limited to, any reduction in the Executive's Base Salary;

                (iii) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement.

          8. CONSEQUENCES OF TERMINATION.

            (a) DISABILITY. Upon such termination, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any pro rata portion of unpaid bonus accrued (including the market capitalization bonus) with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, "Accrued Benefits").

            (b) DEATH. In the event the Employment Term ends on account of the Executive's death, the Executive's beneficiary will receive: (i) the Accrued Benefits; (ii) a lump sum payment equal to (a) Base Salary and bonus (other than the market capitalization bonus) for remainder of the calendar year in which the Executive dies plus (b) two (2) times base salary plus two (2) times the highest bonus (other than the market capitalization bonus) payable in the three years prior to termination; (iii) continued health and welfare benefits for twenty-four (24) months after termination date; and (iv) the market capitalization bonus, in calculation of which the date of death is the measurement date, as provided in Exhibit B.

            (c) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive's employment by the Company is terminated (x) by the Company other than for Cause or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive


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with: (i) Accrued Benefits; (ii) on or within five (5) days following the date of termination, a lump sum payment equal to the greater of (A) the Executive's Base Salary and bonus (other than the market capitalization bonus) for the remainder of this Agreement's Employment Term or (B) two (2) times Base Salary plus two (2) times the highest bonus (other than the market capitalization bonus) for the three (3) years prior to termination; (iii) medical and dental benefits for the Executive (and eligible dependents) upon the same terms and conditions in effect on the date of termination for the twenty-four (24) month period following the date of termination (and COBRA commences at the end of that period); (iv) life insurance and long-term disability insurance coverage upon the same terms and conditions in effect on the date of termination for the twenty-four (24) month period following the date of termination; (v) full vesting for any stock options; (vi) additional past service credit of eight (8) years under the supplementary pension plan described in Section 6(d) and an immediate lump sum payment of the benefit under such supplementary pension plan; and (vii) the market capitalization bonus, in calculation of which the date of termination is the measurement date, as provided in Exhibit B.

            (d) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive's employment should be terminated (x) by the Company for Cause, or (y) by the Executive without Good Reason, the Company shall pay to the Executive, unpaid salary, unpaid accrued vacation and out-of-pocket business expenses incurred prior to the termination date.

            (e) CHANGE OF CONTROL. If the Executive's employment should terminate within two years following a Change of Control or within six (6) months prior to a Change of Control (whether by the Executive with or without Good Reason or by the Company without Cause), the Company shall pay to the
Executive: (i) a lump sum payment equal to the greater of (a) Base Salary and bonus (other than the market capitalization bonus) payable to the Executive for the remainder of the Agreement's Employment Term or (b) three (3) times Base Salary plus three (3) times the highest bonus (other than the market capitalization bonus) earned during the three (3) years preceding the Change of Control; (ii) continued health and welfare benefits for thirty-six (36) months after termination (and COBRA commences at the end of that period); (iii) the transfer of car ownership; (iv) additional eleven (11) years of past credit service under the supplementary pension plan described in Section 6(d) and an immediate lump sum payment of the benefit under such supplementary pension plan; and (v) the market capitalization bonus, in calculation of which the Change of Control date is the measurement date, as provided in Exhibit B. Upon a Change of Control or if the Executive's employment terminates within six (6) months prior to a Change of Control (whether by the Executive with or without Good Reason or by the Company without Cause), the Executive's stock options will become fully vested on such date.

          9. INTEREST ON LATE PAYMENTS. Nothing herein shall be construed as permitting or authorizing delayed payment of any obligation hereunder. However, in the event that any required payments to the Executive are not paid when due, the Company shall pay interest from the due date to the date of payment of such amount at a rate of nine percent (9%) per annum.


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          10. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. However, in the event of the death of the Executive, all rights to receive payments hereunder shall become rights of the Executive's estate.

            (a) The Company shall use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (b) This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

          11. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Executive, at P.O. Box 1089, Loxahatchee, FL 33470, and to the Company at Repap Enterprises Inc.; 200-300 Atlanta Street, Stamford, Connecticut 06901; Attention: Secretary of the Company (provided that all notices to the Company shall also be directed to the attention of the Board), with a copy (in the case of notices to either the Executive or the Company) to Andrea S. Rattner, Esq., Proskauer Rose LLP, 1585 Broadway, New York, NY 10036 or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          12. (a) CONFIDENTIALITY. The Executive acknowledges that during the Employment Term, he has occupied and will continue to occupy a position of trust and confidence. The Executive shall not, except as may be required to perform his duties hereunder, to defend his own rights or as required by applicable law, without limitation in time or until such information shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company and its clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by the Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential


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Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by the Executive during the term of his employment by the Company. Notwithstanding the foregoing, the Executive may retain his rolodex and similar phone directories.

            (b) NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the Employment Term and for the one year period thereafter, the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company.

            (c) NON-SOLICITATION OF EMPLOYEES. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Employment Term and for the one year period thereafter, he will not, directly or indirectly, solicit or recruit any non-administrative or non- clerical employee of the Company for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

            (d) SURVIVAL OF PROVISIONS. The obligations contained in this
Section 11 shall survive the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

          13. GROSS-UP PAYMENT. (a) In the event any payment that is either received by the Executive or paid by the Company on his behalf or any property, or any other benefit provided to him under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive's employment by the


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Company) (collectively, the "Total Value") will be subject to the excise tax
(the "Excise Tax") imposed by Code Section 4999 (or any successor provision), the Company shall, subject to the limitations and requirements specified in subsection (b) of this Section 13, pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction (i) of any Excise Tax imposed on the Total Value and (ii) of any Excise Tax, federal, state, or local income, payroll, and/or other taxes imposed on the Gross-up Payment, shall be equal to the Total Value.

            (b) If the Executive determines that he is liable for the Excise Tax with respect to a payment or other benefit described in subparagraph (a), the Executive must promptly so notify the Company in writing; provided, however, that no delay on the part of the Executive in notifying the Company shall relieve the Company from any obligation hereunder. Upon receipt of such notice from the Executive, the Company must, within twenty (20) days thereafter, either
(i) notify the Executive, in writing, that the Company agrees with the Executive's determination of Excise Tax liability, in which case the Company shall become obligated to immediately pay to the Executive the Gross-Up Payment, or (ii) submit to the Executive an opinion, prepared by counsel of the Company's choice which counsel is reasonably satisfactory to the Executive, that the Executive is not liable for the Excise Tax (the "Tax Opinion"). If the Tax Opinion is provided to the Executive and the Executive nevertheless chooses not to contest the assertion of the Excise Tax, the Company shall be relieved of its obligation to make the Gross-Up Payment specified in subsection (a) of this
Section 13. If the Executive chooses to contest the assertion of the Excise Tax after receipt of the Tax Opinion, he may do so with counsel of his choice that is reasonably satisfactory to the Company, and the reasonable legal fees and expenses of such contest shall be paid by the Company on a monthly basis, subject to the Company's receipt of proper documentation therefor. If the Excise Tax is so contested, then the Company shall pay to the Executive the Gross-Up Payment upon the earlier of ten (10) days after (A) the entry of a final judgment, decree, or other order by a court of competent jurisdiction that the Executive is liable for the Excise Tax or (B) a mutual determination of the Executive and the Company not to proceed further with the contest. The Company also shall reimburse the Executive at that time for any penalties and interest attributable to any delay in payment of the Excise Tax that results from a decision by the Executive not to pay the Excise Tax liability based upon the Tax Opinion. If, pursuant to this subsection (b), the Company is required to reimburse the Executive for legal fees and expenses and/or for penalties and interest incurred by the Executive ("Reimbursement Payments"), then the Company also shall be required to pay to the Executive an additional gross-up amount such that the net amount retained by the Executive, after deduction of any Excise Tax, federal, state, or local income, payroll, and/or other taxes imposed on the Reimbursement Payments and gross-up amount, shall be equal to the amount of the Reimbursement Payments.

            (c) If the IRS notifies the Executive in writing that the Excise Tax will or may be assessed against the Executive, if the Company provides the Executive with the Tax Opinion specified in subsection (b), and if the Executive chooses to contest the assertion of the Excise Tax, then the Company shall obtain and deliver to the Executive an irrevocable standby letter of credit (the "Letter of Credit") issued by a bank acceptable to the Executive and the Company in


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an amount equal to the amount of the Company's potential payment obligation under subsection (b), computed as if the Excise Tax were paid to the IRS on the date the Letter of Credit was obtained. Immediately upon the earlier of (i) a determination (within the meaning of Code Section 1313) that the Executive is not liable for the Excise Tax, or (ii) the Company's payment to the Executive of the full amount of its obligation under subsection (b), the Executive shall mark the Letter of Credit "canceled" and return it to the Company. In lieu of such a Letter of Credit, the Company may choose, under the circumstances described in the first sentence of this subsection (c), to secure its obligations under subsection (b) by establishing an appropriate escrow account with terms reasonably satisfactory to the Executive, and by depositing therein the same amount as would be required for the Letter of Credit.

            (d) The obligations contained in this Section 13 shall survive the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

          14. ATTORNEY'S FEES. If the Executive incurs legal or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement or otherwise enforce the terms of this Agreement, the Company shall advance amounts to the Executive for such fees and expenses subject to and within ten (10) days of the receipt by the Company or proper documentation therefor and shall reimburse the Executive for any additional amount of legal or other fees and expenses.

          15. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          17. COUNTERPARTS. This Agreement may be executed in several counter parts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

          18. INDEMNIFICATION. The Company hereby covenants and agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations hereunder. The Company, within ten (10) days of presentation of invoices, shall advance to the Executive reimbursement of all legal fees and disbursements incurred by the Executive in connection with any potentially indemnifiable matter. The Company will cover the Executive under directors' and officers' liability insurance both during and, while potential liability exists (but no less than


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six (6) years), after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

               19. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles. All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to sections.

               20. FULL SETTLEMENT. Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment thereunder be reduced, by any compensation earned by the Executive as a result of employment by another employer.

               21. REPRESENTATION. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation or warranty or if there is any other legal impediment that prevents the Executive from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement immediately and shall have no further obligation to the Executive hereunder.

               22. SUCCESSORS. This Agreement is binding on any and all successors of the Company.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      REPAP ENTERPRISES INC.



                                      By: ______________________________________
                                          Stephen W. Phillips
                                          Chairman of the Compensation Committee
                                          of the Board of Directors



                                      By: ______________________________________
                                          Michelle A. Cormier
                                          Vice President, Finance


                                      F. STEVEN BERG


                                      __________________________________________

                                    EXHIBIT A

          "Change of Control" means the occurrence of any of the following events: (i) any sale, acquisition, transfer or other conveyance (other than to the Company or a wholly owned subsidiary of the Company), whether direct or indirect, by any person or group who become the beneficial owner of ten percent (10%) or more of the total Voting Stock; (ii) reduction in share ownership by Third Avenue Fund to less than ten percent (10%), other than a reduction caused solely by the conversion of any of the Company's outstanding debt as of the Effective Date into securities of the Company; (iii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination of election by the shareholders of the Company was approved by a vote of a majority of the directors then still in the office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board then in office; (iv) any merger, consolidation, amalgamation or sale of assets of the Company under circumstances where the beneficial owners of ten percent (10%) or more of the equity securities of the surviving entity of such transaction were not holders of Voting Stock immediately prior to the consummation of the transaction; or (v) a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

          For purposes of this definition, (i) the terms "person" and "group" shall have the meanings used for purposes of Rules 13d and 13d-5 of the Exchange Act, whether or not applicable; and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

          "Voting Stock" means shares of the Company having generally the right to vote in the election of directors of the Company.

                                    EXHIBIT B

Market Capitalization Bonus
---------------------------

            The Company will pay Executive an annual market appreciation bonus

o 6% of that portion of the Company's market capitalization in excess of $38,000,000, but equal to or less than $48,000,000.

o 10% of the portion of the Company's market capitalization in excess of $48,000,000, but equal to or less than $96,000,000.

o 12% of the portion of the Company's market capitalization in excess of $96,000,000, but equal to or less than $144,000,000.

o 16% of the portion of the Company's market capitalization in excess of $144,000,000, but equal to or less than $192,000,000.

o 20% of the portion of the Company's market capitalization in excess of $192,000,000.

1. Except in the case of a Change of Control, each year's bonus will be reduced by the prior year's bonus. Market capitalization to be determined by multiplying the relevant Average Share Value (the average closing price of the Company's Common Shares for over a 20 consecutive trading day period prior to each "applicable measurement date", as defined below, except in a Change of Control the Average Share Value shall equal the value of the consideration paid to purchase the Company's Common Shares in connection with such Change of Control, if greater) by total number of Common Shares issued and outstanding on the applicable measurement date (i.e., the last business day of each fiscal year), except that issuances of Common Shares at or below the fair market value of such shares after the Effective Date by the Company in exchange for the outstanding debt of the Company as of the Effective Date or issuances of Common Shares after the Effective Date upon the conversion of convertible preferred shares received in exchange for the outstanding debt of the Company as of the Effective Date, provided that such conversion is at or below fair market value, shall not count as issued and outstanding for purposes of this calculation.

2. Bonus paid in cash. Executive may defer bonus in accordance with applicable tax rules.

3. The "applicable measurement date" will be the last business day of each fiscal year, except that if Executive dies, becomes disabled, terminates without Cause or terminates with or without Good Reason, the termination date will be the applicable measurement date. In the event of a Change of Control, the applicable measurement date will be the date of Change of Control.